EXHIBIT 4.3

TRANSCEND SERVICES, INC.

2003 STOCK INCENTIVE PLAN

TRANSCEND SERVICES, INC.

2003 STOCK INCENTIVE PLAN

ARTICLE 1

GENERAL

1.1 Purpose. The Transcend Services, Inc. 2003 Stock Incentive Plan (the “Plan”) has been established by Transcend Services, Inc. (the “Company”) to (a) attract and retain high caliber employees, directors, consultants and independent agents; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, if any, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons, those persons who will be granted one or more Awards under the Plan, and thereby become Participants in the Plan. In the discretion of the Committee, a Participant may be granted any Award for which such Participant is eligible under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company, if any (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

1.3 Definitions. For purposes of the Plan, the terms listed below shall be defined as follows:

(a) Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Incentive Stock Options, Non-Qualified Stock Options and Restricted Stock Awards.

(b) Award Agreement. The term “Award Agreement” shall mean an agreement entered into by the Company and a Participant, setting forth the terms and provisions applicable to the Award granted to such Participant under this Plan, as further described in Section 5.8 of the Plan.

(c) Board. The term “Board” shall mean the Board of Directors of the Company.

(d) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include a reference to any successor provision of the Code.

(e) Committee. The term “Committee” shall have the meaning set forth in Section 2.1 of the Plan.

(f) Disability. The term “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(g) Effective Date. The term “Effective Date” shall have the meaning set forth in Section 5.1 of this Plan.

(h) Eligible Person. The term “Eligible Person” shall mean any employee or director of the Company, or a Related Company, if any, and any consultant, advisor or other person providing bona fide services to the Company or a Related Company; provided, however, that consultants or advisors shall be eligible for Awards under the Plan only if: (i) they are natural persons; (ii) they provide bona fide services to the Company; and (iii) the services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Rules and regulations promulgated thereunder.

(j) Exercise Price. The term “Exercise Price” shall mean the exercise price as determined under Section 3.2.

(k) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any day, the following rules shall apply:

(i) If the Stock is listed on any established stock exchange or a national securities market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for that day, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii) If the Stock is regularly quoted by a recognized securities dealer, but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on that day, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(l) Incentive Stock Option or ISO. The term “Incentive Stock Option” or “ISO” shall have the meaning set forth in Section 3.1 of the Plan.

(m) Insider. The term “Insider” means each Person who would be an “executive officer” of the Company, as the term “executive officer” is used in Rule 3b-7 of the Exchange Act (regardless of whether the Company is subject to such Exchange Act) and each member of the Board of Directors of the Company.

(n) Non-Qualified Stock Option. The term “Non-Qualified Stock Option” shall have the meaning set forth in Section 3.1 of the Plan.

(o) Option. The term “Option” shall have the meaning set forth in Section 3.1 of the Plan.

(p) Participant. The term “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan in accordance with Section 2.2(a) of the Plan.

(q) Period(s) of Restriction. The term “Period(s) of Restriction” means the period(s) during which the transfer of shares granted pursuant to a Restricted Stock Award is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion) or the shares are subject to a substantial risk of forfeiture, pursuant to the terms of this Plan or the applicable Award Agreement.

(r) Related Companies. The term “Related Company” means any company during any period in which it is a “parent corporation” (as that term is defined in Code §424(e)) with respect to the Company or a “subsidiary corporation” (as that term is defined in Code §424(f)) with respect to the Company.

(s) Restricted Stock Award. The term “Restricted Stock Award” means an award of shares of Stock pursuant to Article 4 of the Plan.

(t) Stock. The term “Stock” shall mean shares of $0.05 par value common stock of the Company.

(u) 10% Shareholder. The term “10% Shareholder” means a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or a Related Company.

ARTICLE 2

COMMITTEE

2.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Stock Option and Compensation Committee (the “Committee”) selected by the Board and, except as provided below, consisting solely of two or more “Non-Employee Directors” as such term is defined in Rule 16b-3 of the Exchange Act. If at any time there is not such a committee in existence pursuant to this Section 2.1, the Committee shall consist of all the members of the Board.

2.2 Powers of Committee. The authority of the Committee shall include the following:

(a) Subject to the provisions of the Plan, the Committee shall have the authority and discretion to select from among the Eligible Persons those persons who shall receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant. Notwithstanding the foregoing, ISOs may be granted only to employees of the Company or a Related Company.

(b) Subject to the provisions of the Plan, the Committee shall have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code §162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) The Committee shall have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(d) The Committee shall have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final, conclusive and binding on all Persons, including the Company and

Related Companies, their shareholders, Eligible Persons, Participants, and their estates and beneficiaries.

(f) Except as otherwise expressly provided in the Plan, and to the extent allowable under law, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made.

(g) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

2.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

2.4 Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties hereunder. The records of the Company and Related Companies as to an Eligible Person’s or Participant’s employment or performance of services, termination of employment or cessation of performance of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be manifestly incorrect. Participants and other persons entitled to benefits under the Plan must, as a condition to the receipt or settlement of any Award hereunder, furnish the Committee such evidence, data or information as the Committee reasonably considers desirable to carry out the terms of the Plan.

ARTICLE 3

STOCK OPTIONS

3.1 Options. The grant of an option (an “Option”) entitles the Participant to purchase the number of shares of Stock designated in the Award Agreement for such Option at an Exercise Price established by the Committee. Options granted under this Article 3 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” or “ISO” is an Option that is intended to qualify as, and that satisfies the requirements applicable to, an “incentive stock option” described in Section 422(b) of the Code. A “Non-Qualified Stock Option” is an Option that is not intended to be, or does not qualify as, an “incentive stock option” as that term is described in Section 422(b) of the Code. To the extent that the aggregate Fair Market Value (determined at time of grant) of the shares of Stock subject to ISOs granted to a Participant under the Plan and under any other stock option plan adopted by the Company or a Related Company that first become exercisable in any calendar year exceeds $100,000, such options shall be treated as Non-Qualified Stock Options.

3.2 Exercise Price. The “Exercise Price” of each Option granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided that, in the case of an ISO, the Exercise Price per share shall not be less than 100% (or, in the case of a 10% Shareholder, 110%) of the Fair Market Value of a share of Stock as of the date on which the Option is granted; and provided further that in the case of a Non-Qualified Stock Option, the Exercise Price per share shall not be less than 100% of the Fair Market Value of a share of Stock as of the date on which the Option is granted.

3.3 Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; provided that an ISO may not be exercisable more than 10 (or, in the case of a 10% Shareholder, 5) years after the date such ISO is granted. If the Committee provides, in its discretion, that any Option is exercisable only in installments, to the extent allowed under law, the Committee may waive such installment exercise provision at any time in whole or in part based on performance and/or such other factors as the Committee may determine in its sole discretion.

3.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

(a) Subject to the following provisions of this Section 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise.

(b) The Exercise Price shall be payable (i) in cash; (ii) by tendering shares of Stock held by the Participant for more than six months (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise); or (iii) in any combination thereof, as determined by the Committee.

3.5 Settlement of Award. Distribution of shares of Stock following exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish.

ARTICLE 4

RESTRICTED STOCK AWARDS

4.1 Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Stock or of a right to receive shares of Stock in the future.

4.2 Parameters for Restricted Stock Awards. Each Restricted Stock Award shall be subject to such conditions, restrictions and contingencies, as the Committee shall determine. These may include continuous service and/or the achievement of performance measures. The performance measures that may be used by the Committee for such Awards shall be measured by such criteria as the Committee may establish, consistent with any applicable requirements of

Code §162(m). The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company (or Related Company) or business unit performance and/or on performance as compared with that of other companies.

The language regarding performance measures is intended to permit the Company to bring these awards within the requirements of the general rule for the performance based compensation exception to the $1 million limit on deductible compensation under Code § 162(m).

4.3 Custody of Certificates. The Company shall have the right to retain the certificates representing shares of Stock subject to a Restricted Stock Award in the Company’s possession until such time as all conditions and/or restrictions applicable to such Restricted Stock Award have been satisfied.

4.4 Voting Rights. Except as otherwise provided by the Committee in an Award Agreement, during any Period of Restriction, Participants holding shares of Stock subject to a Restricted Stock Award granted hereunder may exercise full voting rights with respect to those shares, whether or not such shares are in the custody of the Company.

4.5 Dividends and Other Distributions. During any Period of Restriction, Participants holding shares of Stock subject to a Restricted Stock Award granted hereunder may be credited with regular cash dividends paid with respect to the underlying shares while they are so held, whether or not such shares are in the custody of the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate.

In the event that any dividend constitutes a “derivative security” or an “equity security” pursuant to Rule 16(a) under the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the shares of Stock subject to the Restricted Stock Award with respect to which the dividend is paid.

ARTICLE 5

OPERATION AND ADMINISTRATION

5.1 Effective Date. The Plan shall be effective as of December 9, 2003 (the “Effective Date”); provided, however, that, to the extent that Awards are made under the Plan prior to its approval by shareholders, they shall be contingent on approval of the Plan by the shareholders of the Company; and provided further that no Option issued under the Plan shall constitute an ISO unless the Plan is approved by the shareholders of the Company within 12 months of the adoption of the Plan by the Board and no Options may be exercised prior to such shareholder approval if such Option is intended to be an ISO. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock

Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

5.2 Shares Subject to Plan. The maximum number of shares issuable under the Plan shall be as set forth below:

(a) Subject to adjustment as set forth in Section 5.2(d), the maximum number of shares of Stock available for issuance under the Plan as of the Effective Date shall be 350,000 shares of Stock.

(b) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(c) If the Exercise Price of any stock option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(d) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to facilitate the transaction or to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of securities which may be delivered under the Plan, but only if and to the extent that such adjustment may be effected without shareholder approval of the Plan as so adjusted being required in order for Options issued after the adjustment to be eligible for qualification as incentive stock options under Code Section 422; (ii) the number and kind of securities subject to outstanding Awards; (iii) the Exercise Price of outstanding Options; and (iv) acceleration of Awards so that they vest prior to the transaction with or without provision for the termination of Awards not exercised prior to the transaction, as well as any other adjustments that the Committee determines to be equitable, including, without limitation, substitution of the securities of any other Person for the securities of the Company.

(e) The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective affected Participants, to issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards, provided that said issuance is made at least six (6) months plus one (1) day after said surrender and cancellation. The Committee may at any time (including in anticipation of an event described in Section 5.2(d) whereby Awards are to be substituted, assumed, or replaced by a successor company), upon twenty (20) days prior written notice, buy from a Participant an Award previously granted with payment in cash, Stock (including shares of Stock subject to a Restricted Stock Award) or other consideration, based on such terms and conditions as the Committee and the Participant shall agree; provided, however, notwithstanding the foregoing, the Committee shall have the right and authority without Participant approval to buy from the Participant all unexercised Awards acquired by Participant hereunder for the total Fair Market Value of such Awards (which in the case of an Option, shall be determined by multiplying the number of then vested and exercisable shares under the Option times the positive difference between the Fair Market Value of a share and the Exercise Price provided in the Option Award Agreement and, in the case of a Restricted Stock Award, shall be the Fair Market Value of Stock that has fully vested under the terms of the Restricted Stock Award, subject to any right of repurchase otherwise possessed by the Company).

(f) Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity), and any such use shall reduce on a share-for-share basis the number of shares available for issuance under the Plan.

5.3 Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(c) No Participant may be granted Awards with respect to more than 100,000 shares during any one-year period.

5.4 Tax Withholding. The Company may require a Participant to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding required in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan prior to the date such withholding tax is due (and the Company may require the Company’s receipt of such amount as a condition to the delivery of any certificate for shares issuable to such Participant hereunder or to the issuance of shares to such Participant hereunder on a non-certificated basis) or, in the discretion of the Committee, the Company may withhold from any shares to be delivered to such Participant hereunder the number of shares sufficient to satisfy all or a portion of such tax withholding requirements, or the Company may withhold from any other payment or payments otherwise due to such Participant an amount sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any statutory Federal, state and local tax withholding requirements.

5.5 Legends. Each Award Agreement and each certificate representing securities granted pursuant to the Plan (including securities issuable pursuant to the terms of derivative securities) may bear a restrictive legend as the Company deems necessary or advisable under applicable law, including federal and state securities laws.

5.6 Transferability. Except as otherwise provided by the Committee, Awards under the Plan shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until (i) in the case of a Restricted Stock Award, the end of the applicable Period or Periods of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement, or (ii) in the case of an Option, satisfaction of such conditions or period of time as are expressly set forth in the applicable Award Agreement as prerequisites for the transferability of such Option; provided that an ISO shall not be transferable in any manner by a Participant other than by will or the laws of descent and distribution. All rights with respect to an Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, and an ISO granted to a Participant hereunder may, during the lifetime of such Participant, be exercised only by such Participant.

5.7 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.8 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee shall require a Participant to enter into an agreement with the Company (the “Award Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan, the Award and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

5.9 Limitation of Implied Rights. No Participant is granted any rights under the Plan except as set forth herein or in an Award. In particular, by way of illustration:

(a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related

Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the fully vested and/or unrestricted, as the case may be, shares of Stock, if any, issuable to such Participant under the Plan, unsecured by any assets of the Company or any Related Company.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.10 Termination of Employment. Each Award Agreement shall, to the extent applicable, set forth the extent to which (i) unvested Options or shares of Stock subject to a Restricted Stock Award shall be forfeited upon termination of the Participant’s employment with the Company and Related Companies or upon the Participant’s otherwise ceasing to be an Eligible Person, (ii) vested Options are exercisable following termination of the Participant’s employment or the Participant’s otherwise ceasing to be an Eligible Person, or (iii) the Participant may incur a repayment obligation with respect to vested shares of Stock received pursuant to a Restricted Stock Award. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment and post-employment competition.

5.11 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information, on which the person acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.12 Liquidation of the Company. In the event of the complete liquidation or dissolution of the Company, any Options granted pursuant to the Plan and remaining unexercised shall be deemed automatically canceled without any action on the part of the Company and without regard to or limitation by any other provision of the Plan.

ARTICLE 6

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that, subject to Section 5.2(d) (relating to certain adjustments to shares), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the applicable beneficiary or estate), adversely affect the rights of any Participant

(or applicable beneficiary or estate) under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and provided further that no material amendment shall be made to the Plan without the approval of the shareholders of the Company. A material amendment would include, but not limited to, the following: (a) any increase in the number of shares of Stock to be issued under the Plan (except as provided in Section 5.2(d)); (b) any increase in the number of shares of Stock that can be issued pursuant to the exercise of ISOs granted under the Plan (except as provided in Section 5.2(d)); (c) any material increase in benefits to Participants, including any material change to: (i) permit a repricing (or decrease in the exercise price) of outstanding options, (ii) reduce the price at which shares or options to purchase shares may be offered, or (iii) extend the duration of the Plan; (d) any change in the class of employees of the Company or Related Companies eligible to be awarded ISOs under the Plan or to participate in the Plan; or (e) any expansion in the types of options or awards provided under the Plan.

ARTICLE 7

CHANGE OF CONTROL

7.1 The following acceleration provisions shall apply in the event of a Change of Control as defined in this Section 7.1:

(a) In the event of a Change of Control as defined in paragraph (b) of this Section 7.1:

(i) Any Options awarded under the Plan, if not previously exercisable and vested, shall become fully exercisable and vested; and

(ii) The restrictions and deferral limitations applicable to any Restricted Stock Award under the Plan shall lapse and such shares and awards shall be deemed fully vested.

(b) For purposes of paragraph (a) of this Section 7.1, a “Change of Control” means the happening of any of the following:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of Stock of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition by the Company; (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or, (Z) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 7.1; or

(ii) The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that, if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE 8

RULES OF CONSTRUCTION AND MISCELLANEOUS

8.1 Rules of Construction. For all purposes of this Plan, except as otherwise expressly provided:

(a) All accounting terms not otherwise defined herein have the meanings ascribed thereto under U.S. generally accepted accounting principles,

(b) All references in this Plan to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Plan, with the exception of those references identifying Code sections,

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision,

(d) Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation,”

(e) Whenever this Plan refers to a number of days, such number shall refer to calendar days unless business days are expressly specified, and

(f) A reference to any legislation or to any provision of any legislation shall include such legislation, as amended through the date hereof, and all subsequent amendments or modifications thereto or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

8.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4 Requirements of Law. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

8.6 Governing Law. To the extent not preempted by United States Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Georgia.